Exhibit 99.2

Annexon Announces Closing of Public Offering and Full Exercise of Underwriters’

Option to Purchase Additional Shares for Gross Proceeds of $86.25 Million

BRISBANE, Calif., November 14, 2025 –– Annexon, Inc. (“Annexon”) (Nasdaq: ANNX), a biopharmaceutical company advancing a late-stage clinical platform targeting neuroinflammation across life-changing complement-mediated diseases of the body, brain, and eye, today announced the closing of its previously announced underwritten public offering of 29,423,075 shares of its common stock, which includes the full exercise of the underwriters’ option to purchase 4,326,922 additional shares of common stock, at a price to the public of $2.60 per share and, in lieu of shares of common stock to certain investors, pre-funded warrants to purchase 3,750,000 shares of common stock at a purchase price of $2.599 per share, which equals the public offering price per share of the common stock less the $0.001 exercise price per share of each pre-funded warrant. The gross proceeds to Annexon from the offering were approximately $86.25 million, before deducting underwriting discounts and commissions and other offering expenses payable by Annexon.

Goldman Sachs & Co. LLC, TD Cowen and Wells Fargo Securities acted as joint book-running managers for the offering.

The offering was made by Annexon pursuant to a shelf registration statement on Form S-3, including a base prospectus, that was filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2024 and subsequently declared effective by the SEC on April 1, 2024. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering can be accessed for free through the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus, when available, may also be obtained from: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526 or by email at prospectus-ny@ny.email.gs.com; TD Securities (USA) LLC, 1 Vanderbilt Avenue, New York, NY 10017, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by email at TDManualrequest@broadridge.com; or Wells Fargo Securities, 90 South 7th Street, 5th Floor, Minneapolis, MN 55402, by telephone at 800-645-3751 (option #5), or by email at WFScustomerservice@wellsfargo.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Annexon

Annexon, Inc. (Nasdaq: ANNX) is developing the next generation of complement inhibitors to stop neuroinflammation as first-in-kind treatments for millions of people living with serious neuroinflammatory diseases of the body, brain and eye. Our novel scientific approach focuses on C1q, the initiating molecule of classical complement’s potent inflammatory pathway that when misdirected can lead to tissue damage and loss in a host of diseases. By targeting C1q, our immunotherapies are designed to stop this neuroinflammatory cascade before it starts. Our pipeline spans three diverse therapeutic areas – autoimmunity, neurodegeneration and ophthalmology – and includes targeted investigational drug candidates designed to address the unmet needs of nearly 10 million people worldwide. Annexon’s mission is to deliver game-changing therapies to patients so that they can live their best lives.

Investor Contact:

Joyce Allaire

LifeSci Advisors

jallaire@lifesciadvisors.com

Media Contact:

Beth Keshishian

917-912-7195

beth@bethkeshishian.com